                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 15

            Certification and Notice of Termination of Registration
           Under Section 12(g) of the Securities Exchange Act of 1934
            Or Suspension of Duty to File Reports Under Sections 13
                And 15(d) of the Securities Exchange Act of 1934

                         Commission File No. 333-84209
                                             ---------


          AdStar.com, Inc.
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             (Exact name of registrant as specified in its charter)

4553 Glencoe Avenue, Suite 325, Marina del Rey, California 90292
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          (Address, including zip code and telephone number, including area code of registrant's principal executive offices)


units, common stock and redeemable warrants
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            (Title of each class of securities covered by this Form)



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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


          Rule 12g-4(a)(1)(i)      [XX]           Rule 12h-3(b)(1)(ii)     [  ]
          Rule 12g-4(a)(1)(ii)     [XX]           Rule 12h-3(b)(2)(i)      [  ]
          Rule 12g-4(a)(2)(i)      [  ]           Rule 12h-3(b)(2)(ii)     [  ]
          Rule 12g-4(a)(2)(ii)     [  ]           Rule 15d-6               [  ]
          Rule 12h-3(b)(1)(i)      [  ]


     Approximate number of holders of record as of the certification or notice
date:     10
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
AdStar.com, Inc. has caused the certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:    October 28, 1999         By: /s/ LESLIE BERNHARD
        ------------------             -------------------
                                         Name:    Leslie Bernhard
                                         Title:   President and
                                                  Chief Executive Officer